Exhibit 99.1

For Immediate Release                                                                                                                                                                      Symbol: POT
July 23, 2009
Listed: TSX, NYSE
PotashCorp Reports Weaker Second-Quarter Earnings
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported second-quarter earnings of $0.62 per share1 ($187.1 million) compared to $2.82 per share ($905.1 million) in the same quarter last year. Fertilizer buyers continued to be extremely cautious in the wake of the global economic downturn, creating an unprecedented decline in potash and phosphate sales volumes as well as phosphate and nitrogen prices. In this environment, second-quarter gross margin fell to $170.6 million — with approximately two-thirds of that generated by potash — compared to $1.4 billion in the same period last year. Earnings before interest, taxes, depreciation and amortization2 of $355.9 million and cash flow prior to working capital changes2 of $304.7 million were also down compared to the same quarter in 2008.
Offshore investments in Arab Potash Company Ltd. (APC) in Jordan, Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile, Israel Chemicals Ltd. (ICL) in Israel and Sinofert Holdings Limited (Sinofert) in China contributed $70.2 million to second-quarter performance, 25 percent less than in the same period last year as these companies faced similar challenging conditions. The market value of our investments in these publicly traded companies was $6.6 billion as of market close on July 22, 2009, equating to approximately $22 per PotashCorp share.
“The breadth and depth of the global recession continued to be very difficult to predict, but our response was not,” said PotashCorp President and Chief Executive Officer Bill Doyle. “We faced the most significant deferral of demand our industry has ever seen, yet remained steadfast in our commitment to operate with a long-term view. We have been and will continue to be a patient company, preparing for the strong demand that we expect will follow current conditions and protecting the value of our core assets for the future.”
Market Conditions
Potash buyers continued to operate conservatively during the second quarter, carefully managing cash in a tough economy and waiting for price definition. With dealers and farmers globally continuing to work through inventories and reducing applications during the quarter, potash prices moved lower but avoided the significant declines seen in phosphate and nitrogen. While contract negotiations continued in India and China, customers in Brazil began purchasing towards the end of the quarter to replenish largely depleted inventories in advance of their key planting season. In North America, estimated potash applications for the fertilizer year (July 2008 to June 2009) declined by the largest amount on record, down approximately 40 percent on a year-over-year basis. Shipments from North American producers fell 73 percent compared to the same quarter last year and 53 percent for the fertilizer year, leaving US dealer inventories at very low levels heading into the fall application season.
In phosphate, US producer solid fertilizer sales to US customers declined 27 percent compared to the second quarter of 2008. For the fertilizer year, sales declined 38 percent and application rates were down approximately 30 percent. With strong demand from India and renewed interest in Brazil near the end of the quarter, offshore sales from US producers rose 30 percent compared to the same quarter last year.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

In nitrogen, US sales volumes and prices declined as a result of weak industrial demand and liquidation of inventory by customers. Low natural gas costs made US producers more competitive with their global counterparts, resulting in reduced imports.
Potash
Potash generated gross margin of $106.2 million in the second quarter versus $886.4 million in the same period last year. This decline reflected an 86 percent drop in sales volumes, as shipments fell to 0.4 million tonnes from 2.7 million tonnes in the second quarter of 2008.
Despite limited product movement, our average realized potash price for the quarter was 15 percent higher than second-quarter 2008 levels, but 11 percent below the previous quarter. Offshore realized prices were below those of the trailing quarter as market pricing recalibrated to lower levels. Prices of most product shipped by PotashCorp to Canpotex Limited (the offshore marketing company for Saskatchewan potash producers) in the latter half of the quarter was adjusted to levels commensurate with those recently established in the offshore market. Offshore realized prices for the quarter were also affected by the allocation of transportation and distribution fixed costs over fewer sales tonnes. As in the first quarter of 2009, North American realized prices were affected by the above-normal proportion of industrial volumes relative to fertilizer.
In keeping with our long-held strategy of matching production to market demand, we took 50 shutdown weeks across our potash operations in the second quarter, compared with two weeks taken in the same period last year. As a result, total potash production of 0.6 million tonnes was 73 percent less than in second-quarter 2008. In the first half of the year, we took 89 shutdown weeks, reducing our 2009 production potential by nearly 5 million tonnes. Potash per-tonne cost of goods sold in the quarter was significantly higher quarter over quarter, primarily due to the allocation of fixed costs over greatly reduced volumes.
Phosphate
Second-quarter phosphate gross margin of $20.5 million was 94 percent lower than the $340.9 million generated in the same quarter last year, due mainly to considerably lower prices for fertilizer and feed products, plus weak volumes across all product categories. Strong margin performance from our industrial phosphate business — where we capitalize on product diversification made possible by high-quality, lower-cost phosphate rock from our Aurora mine — generated $41.0 million in gross margin and partially offset weakness in fertilizer and feed margins.
Realized prices for solid, liquid and feed phosphate products were below second-quarter 2008 levels by 69 percent, 64 percent and 32 percent, respectively. Our prices for premium industrial products, some of which are sold to customers under contracts containing cost-plus or market index provisions that lag current market conditions, rose 13 percent over the same quarter last year.
The per-tonne cost of goods sold in phosphate declined as prices for sulfur, used in the production of phosphoric acid, were significantly lower than in second-quarter 2008. The curtailment at our White Springs facility continued through the second quarter and was primarily responsible for a 26 percent decrease in total phosphate production.
Nitrogen
Lower realized prices across all nitrogen product categories resulted in second-quarter gross margin of $43.9 million, down 79 percent from the $210.0 million generated in the same period last year. Our Trinidad operation, which benefits from long-term, lower-cost natural gas contracts, generated $22.9 million in quarterly gross margin. Our US operations contributed the remaining $21.0 million.

Our average realized price for nitrogen products of $239 per tonne was 46 percent lower than in the same quarter last year. Lower gas prices along with depressed industrial demand resulted in ammonia and urea prices falling 50 percent and 48 percent, respectively, quarter over quarter. Nitrogen solutions prices were down 52 percent from the same quarter last year.
Total nitrogen sales volumes were 6 percent lower than in the second quarter of 2008 as our US operations ran at reduced rates, 80-90 percent of capacity. Our total average natural gas cost included in production, including our hedge, was $3.77 per MMBtu, 51 percent lower than in the same quarter last year.
Financial
As provided in our previous guidance, second-quarter results reflect a $132.5 million cash settlement related to unauthorized investments made in certain auction-rate securities on our behalf, resulting in a $115.3 million gain from these previously impaired securities, recorded in other income.
In second-quarter 2009, we issued $500.0 million of senior notes bearing interest of 5.25 percent due May 15, 2014 and $500.0 million of senior notes bearing interest of 6.50 percent due May 15, 2019. The net proceeds of this offering were used to repay outstanding indebtedness under revolving credit facilities and for general corporate purposes.
Selling and administrative expenses were 33 percent below the same period last year as a result of lower incentive accruals. Provincial mining tax accruals made earlier in the year based on higher annual sales volume estimates were reduced during the second quarter in conjunction with lower tonnage forecasts. In the second quarter the strengthening Canadian dollar resulted in the recognition of a foreign-exchange loss of $37.9 million, more than half of which was a translation loss.
We continued to invest heavily in potash debottlenecking and expansion projects at five of our facilities, which made up the majority of the $399.6 million spent on additions to property, plant and equipment in the quarter. We believe the weak potash market environment of the past 10 months is unsustainable, and temporary in nature. With our focus on the long-term need for more potash and our unique ability to deliver that growth, our commitment to these projects has not changed.
Outlook
Given the essential role fertilizer plays in food production, demand for potash and phosphate cannot be deferred indefinitely, as removing essential crop nutrients from the soil today means more must be applied tomorrow. With rising populations, fundamental shifts in dietary practices to more meat protein and fruits and vegetables, along with increasingly limited land and water availability, we anticipate long-term pressure on the global food system. We believe that economic uncertainty has resulted in inadequate nutrient replacement to soils in all major agricultural regions, creating a void that must be filled. In some regions, nutrients resident in the soil and exceptional growing conditions can temporarily distract attention from this underlying issue, but unsustainable fertilizer practices cannot continue if the world’s need for food is to be met.
The imminent need for improved soil fertility around the world is beginning to bring much-needed clarity to nutrient markets. Recently announced contracts between major potash suppliers and India’s fertilizer buyers demonstrate customer understanding of the premium value and very different long-term supply/demand fundamentals for potash. In contrast to phosphate and nitrogen realized prices, which have reverted near 2006 levels, India’s recent potash settlements equate to a level nearly triple our realized offshore prices of three years ago. While these prices are 26 percent below the record contract prices of last year, historical and relative context is important: this is one of the worst economic downturns we have ever seen, and we have just exited a fertilizer year in which global potash shipments were more than 30 percent lower than the previous year.

We believe a return to normal potash demand — and demand growth — will be driven not only by the need to replenish soil nutrients but also by renewed customer confidence in pricing. Fertilizer dealers make money by buying when they believe they can capture a positive margin, and many were shaken by the economic downturn and the rapid decline in phosphate and nitrogen pricing. We have seen India resume potash purchasing, which we expect will be followed by significant interest from the large Brazilian market, and we anticipate that customers worldwide will commit with confidence to new orders and initiate the lengthy process of refilling the potash pipeline.
We believe this situation could be similar to 2006, when extended contract negotiations pushed significant potash sales back to the latter half of the year and, more importantly, were the precursor to the strong demand rebound in 2007 and 2008. The current circumstances are even more dramatic because of the extent and duration of destocking that has occurred. With more than 14 million tonnes of global potash production curtailed so far this year, we expect a strong rebound in 2010 potash sales volumes to tighten supply/demand fundamentals.
We anticipate global potash demand in 2010 to be in the range of 55-60 million tonnes, depending on the pace of improvement in the world economy and related crop commodity prices. If economic recovery lags and consumers, including those buying grain and oilseeds, remain cautious, the need to replenish soil fertility could drive a rebound to the lower end of the range. If customer confidence and normal buying patterns return, grain markets could reflect both rising demand and global production shortfalls due to poor fertility practices during this recession. Higher crop prices could once again motivate farmers to maximize production and could drive potash sales volumes to the high end of that range next year. At this level we believe global producers would be near operational capacity.
We expect that the potash inventories built by producers during the downturn will supply immediate needs, but with low inventories in the broader supply chain, warehouses are expected to empty quickly as demand returns. We believe meeting longer-term demand growth will present a greater challenge. Building potash capacity requires considerable cost and a long time to execute, so sufficiently high potash margins are necessary to justify the investment. In our view, margins have not reached a level that justifies the cost of a greenfield mine. Recently settled contract prices have made this investment even more challenging.
We believe these issues further enhance the window of opportunity for our expansion projects in Saskatchewan and New Brunswick, which will be completed in a shorter time frame and at a significant discount to the estimated cost of a greenfield mine. These projects are expected to be completed on schedule, increasing our constructed capacity to 18 million tonnes by the end of 2012 with a steady ramp-up between now and the end of 2014.
We now expect 2009 potash sales volumes to be in the range of 4.5-5.0 million tonnes. As we have for the past two decades, we will match our production to demand as it returns market-by-market through the second half of the year. With our current operational capacity of approximately 11.5 million tonnes, further production curtailments above the 4.7 million tonnes already announced this year will be required. We now anticipate potash gross margin for 2009 to be in the range of $1.2-$1.5 billion.

With lower forecast potash volumes, we now anticipate our 2009 annual effective tax rate will be in the range of 14-16 percent, with the remaining quarters at approximately 23-25 percent. Provincial mining and other taxes are now forecast within a range of 4-5 percent of total potash gross margin as a result of lower volumes increasing the impact that our deductible potash capital expenditures are expected to have on the profit tax component of these taxes. We now anticipate other income to be slightly above 2008 levels.
PotashCorp is expecting third-quarter net income per share to be in the range of $0.80-1.20. For the full year, we anticipate earnings to be in the range of $4.00-5.00 per share.
Conclusion
“We have often said that the demand for our life-giving nutrients does not grow in a straight line, but we believe the upward trend is undeniable,” said Doyle. “After almost a year of unprecedented global destocking, we are now beginning to experience the re-emergence of demand in our key markets. As farmers around the world respond to their noble calling of feeding the world, we expect this will trigger a multi-year process of nutrient replenishment, particularly potash. We will be ready to supply their growing needs and, at the same time, reward our shareholders.”
Notes
1.	All references to per-share amounts pertain to diluted net income per share.

2.	See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash and third largest in phosphate and nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.
This release contains forward-looking statements. These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the current global financial crisis and conditions and changes in credit markets; the results of negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2008 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information please contact:

Investors	Media
Denita Stann	Bill Johnson
Senior Director, Investor Relations	Director, Public Affairs
Phone: (847) 849-4277	Phone: (306) 933-8849
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Web Site: www.potashcorp.com

PotashCorp will host a conference call on Thursday, July 23, 2009 at 1:00 p.m. Eastern Time.
To join the call, dial (412) 317-6578 at least 10 minutes prior to the start time.
No reservation ID is required.
Alternatively, visit www.potashcorp.com for a live webcast of the conference call.
Webcast participants can submit questions to management online from their audio player pop-up window.
This news release is also available at our website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	June 30,	December 31,
	2009	2008

Assets
Current assets
Cash and cash equivalents	$371.3	$276.8
Accounts receivable	998.9	1,189.9
Inventories	658.4	714.9
Prepaid expenses and other current assets	191.9	79.2
Current portion of derivative instrument assets	0.4	6.4

	2,220.9	2,267.2

Derivative instrument assets	9.9	11.5
Property, plant and equipment	5,492.7	4,812.2
Investments	3,173.1	2,750.7
Other assets	250.4	288.7
Intangible assets	20.5	21.5
Goodwill	97.0	97.0

	$11,264.5	$10,248.8

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$735.7	$1,324.1
Accounts payable and accrued charges	590.7	1,183.6
Current portion of derivative instrument liabilities	84.7	108.1

	1,411.1	2,615.8

Long-term debt (Note 2)	3,082.1	1,739.5
Derivative instrument liabilities	100.3	120.4
Future income tax liability	769.8	794.2
Accrued pension and other post-retirement benefits	266.0	253.4
Accrued environmental costs and asset retirement obligations	133.6	133.4
Other non-current liabilities and deferred credits	2.7	3.2

	5,765.6	5,659.9

Shareholders’ Equity
Share capital	1,415.2	1,402.5
Unlimited authorization of common shares without par value; issued and outstanding 295,552,385 and 295,200,987 at June 30, 2009 and December 31, 2008, respectively
Contributed surplus	145.8	126.2
Accumulated other comprehensive income	1,099.4	657.9
Retained earnings	2,838.5	2,402.3

	5,498.9	4,588.9

	$11,264.5	$10,248.8

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Sales (Note 5)	$856.0	$2,621.0	$1,778.5	$4,511.6
Less: Freight	38.9	103.4	76.5	205.8
Transportation and distribution	37.7	33.3	64.7	65.6
Cost of goods sold	608.8	1,047.0	1,237.1	1,946.9

Gross Margin	170.6	1,437.3	400.2	2,293.3

Selling and administrative	53.4	79.7	96.8	126.9
Provincial mining and other taxes	(18.1)	163.0	14.9	262.4
Foreign exchange loss (gain)	37.9	1.9	7.7	(25.8)
Other income (Note 8)	(188.4)	(103.3)	(223.4)	(115.2)

	(115.2)	141.3	(104.0)	248.3

Operating Income	285.8	1,296.0	504.2	2,045.0
Interest Expense	26.5	15.7	49.7	26.9

Income Before Income Taxes	259.3	1,280.3	454.5	2,018.1
Income Taxes (Note 3)	72.2	375.2	(40.9)	547.0

Net Income	$187.1	$905.1	495.4	1,471.1

Retained Earnings, Beginning of Period			2,402.3	2,279.6
Repurchase of Common Shares			—	(1,981.7)
Dividends			(59.2)	(62.8)

Retained Earnings, End of Period			$2,838.5	$1,706.2

Net Income Per Share (Note 4)
Basic	$0.63	$2.91	$1.68	$4.70
Diluted	$0.62	$2.82	$1.63	$4.54

Dividends Per Share	$0.10	$0.10	$0.20	$0.20

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Operating Activities
Net income	$187.1	$905.1	$495.4	$1,471.1

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	70.1	83.9	144.1	163.8
Stock-based compensation	20.1	25.1	22.6	27.9
Loss (gain) on disposal of property, plant and equipment	0.9	(6.9)	1.4	(6.8)
Gain on disposal of auction rate securities	(115.3)	—	(115.3)	—
Provision for auction rate securities	—	0.7	—	43.8
Foreign exchange on future income tax	11.7	(4.6)	(2.1)	(9.3)
Provision for (recovery of) future income tax	41.4	47.4	(75.1)	26.8
Undistributed earnings of equity investees	69.1	(1.1)	31.2	(24.5)
Derivative instruments	3.5	(1.9)	(41.8)	(19.0)
Other long-term liabilities	16.1	7.7	27.2	7.1

Subtotal of adjustments	117.6	150.3	(7.8)	209.8

Changes in non-cash operating working capital
Accounts receivable	54.5	(283.5)	191.9	(494.9)
Inventories	0.5	(106.2)	61.1	(229.3)
Prepaid expenses and other current assets	(26.8)	0.8	(53.6)	(23.4)
Accounts payable and accrued charges	(396.6)	228.1	(652.0)	403.6

Subtotal of changes in non-cash operating working capital	(368.4)	(160.8)	(452.6)	(344.0)

Cash (used in) provided by operating activities	(63.7)	894.6	35.0	1,336.9

Investing Activities
Additions to property, plant and equipment	(399.6)	(237.9)	(765.7)	(434.4)
Purchase of long-term investments	—	(76.7)	—	(251.2)
Proceeds from disposal of property, plant and equipment	15.5	9.3	15.8	9.6
Proceeds from disposal of auction rate securities	132.5	—	132.5	—
Other assets and intangible assets	0.7	(17.4)	(10.5)	(21.4)

Cash used in investing activities	(250.9)	(322.7)	(627.9)	(697.4)

Cash before financing activities	(314.6)	571.9	(592.9)	639.5

Financing Activities
Proceeds from long-term debt obligations	1,795.0	—	2,555.0	—
Repayment and finance costs of long-term debt obligations	(1,538.8)	(0.2)	(2,229.2)	(0.2)
Proceeds from short-term debt obligations	196.4	828.9	411.5	842.4
Dividends	(29.0)	(30.7)	(58.7)	(62.5)
Repurchase of common shares	—	(1,476.6)	—	(1,897.1)
Issuance of common shares	7.2	12.0	8.8	28.3

Cash provided by (used in) financing activities	430.8	(666.6)	687.4	(1,089.1)

Increase (Decrease) in Cash and Cash Equivalents	116.2	(94.7)	94.5	(449.6)
Cash and Cash Equivalents, Beginning of Period	255.1	364.6	276.8	719.5

Cash and Cash Equivalents, End of Period	$371.3	$269.9	$371.3	$269.9

Cash and cash equivalents comprised of:
Cash	$56.1	$42.5	$56.1	$42.5
Short-term investments	315.2	227.4	315.2	227.4

	$371.3	$269.9	$371.3	$269.9

Supplemental cash flow disclosure
Interest paid	$30.5	$22.8	$46.0	$37.1
Income taxes paid	$589.0	$227.1	$736.2	$385.6

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Comprehensive Income
(in millions of US dollars)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(Net of related income taxes)	2009	2008	2009	2008

Net income	$187.1	$905.1	$495.4	$1,471.1

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities (1)	363.9	820.6	437.6	969.6
Net gains (losses) on derivatives designated as cash flow hedges (2)	16.4	154.6	(28.8)	198.7
Reclassification to income of net losses (gains) on cash flow hedges (3)	16.8	(8.5)	25.4	(14.2)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	7.4	3.3	7.3	4.9

Other comprehensive income	404.5	970.0	441.5	1,159.0

Comprehensive income	$591.6	$1,875.1	$936.9	$2,630.1

(1)	Available-for-sale securities are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited and investments in auction rate securities. The amounts are net of income taxes of ($0.3) (2008 — $155.8) for the three months ended June 30, 2009 and $26.5 (2008 — $186.2) for the six months ended June 30, 2009.

(2)	Cash flow hedges are comprised of natural gas derivative instruments, and are net of income taxes of $10.0 (2008 — $62.3) for the three months ended June 30, 2009 and ($17.5) (2008 — $81.2) for the six months ended June 30, 2009.

(3)	Net of income taxes of $10.1 (2008 — ($3.3)) for the three months ended June 30, 2009 and $15.4 (2008 — ($5.8)) for the six months ended June 30, 2009.
Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Accumulated Other Comprehensive Income
(in millions of US dollars)
(unaudited)

	June 30	December 31
(Net of related income taxes)	2009	2008

Net unrealized gains on available-for-sale securities (1)	$1,199.4	$761.8
Net unrealized losses on derivatives designated as cash flow hedges (2)	(104.0)	(100.6)
Unrealized foreign exchange gains (losses) on translation of self-sustaining foreign operations	4.0	(3.3)

Accumulated other comprehensive income	$1,099.4	$657.9
Retained Earnings	2,838.5	2,402.3

Accumulated Other Comprehensive Income and Retained Earnings	$3,937.9	$3,060.2

(1)	$1,349.8 before income taxes (2008 — $885.7).

(2)	($165.8) before income taxes (2008 — $160.2).
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2009
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.	Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the 2008 annual consolidated financial statements, except as described below.
These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2008 annual consolidated financial statements. In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
Goodwill and Intangible Assets
In February 2008, the Canadian Institute of Chartered Accountants (“CICA”) issued amended accounting standards on goodwill and intangible assets, and research and development expenditures. The amended standards provide more specific guidance on the recognition of internally developed intangible assets, and require that research and development expenditures be evaluated against the same criteria as expenditures for intangible assets. The standards substantially harmonize Canadian standards with International Financial Reporting Standards (“IFRSs”) and apply retrospectively to annual and interim financial statements relating to fiscal years beginning on or after October 1, 2008.
Also in February 2008, the CICA withdrew and amended certain standards, which the CICA concluded permitted deferral of costs that did not meet the definition of an asset. The amendments apply retrospectively to annual and interim financial statements relating to fiscal years beginning on or after October 1, 2008.
The implementation of these standards, which the company adopted effective January 1, 2009, did not have a material impact on the company’s consolidated financial statements.
2.	Long-Term Debt
On May 1, 2009, the company closed the issuance of $500.0 of senior notes bearing interest of 5.25 percent due May 15, 2014 and $500.0 of senior notes bearing interest of 6.50 percent due May 15, 2019. The debt securities were issued under the company’s US shelf registration statement filed on December 12, 2007. The company used the net proceeds to repay outstanding indebtedness under its revolving credit facilities and for general corporate purposes.
During the three months ended June 30, 2009, the company received proceeds from its long-term credit facilities of $795.0, and made repayments of $1,530.0 under these facilities. During the six months ended June 30, 2009, the company received proceeds of $1,555.0 and made repayments of $2,205.0 under these facilities. At June 30, 2009 amounts outstanding under the credit facilities were $750.0.
3.	Income Taxes
The company’s income tax provision was $72.2 for the three months ended June 30, 2009 as compared to $375.2 for the same period last year. For the six months ended June 30, 2009, the company’s income tax provision was a recovery of $40.9 (2008 — an expense of $547.0). The effective tax rate for the three and six months ended June 30, 2009 was 28 percent and negative 9 percent respectively compared to 29 percent and 27 percent for the three and six months ended June 30, 2008.
The provision for the six months ended June 30, 2009 included:
•	A future income tax recovery of $119.2 for a tax rate reduction resulting from an internal restructuring during the first quarter.
•	A current income tax recovery of $47.6 recorded in the first quarter that related to an increase in permanent deductions in the US from prior years. The recovery will have a positive impact on cash.
•	A future income tax provision of $24.4 related to a second-quarter functional currency election by the parent company for Canadian income tax purposes.
•	The benefit of a lower percentage of consolidated income earned in the higher-tax jurisdictions.
The provision for the six months ended June 30, 2008 included:
•	The benefit of a scheduled one and a half percentage point reduction in the Canadian federal income tax rate applicable to resource companies along with the elimination of the one percent surtax that became effective at the beginning of the year.
•	A future income tax recovery of $42.0 recorded during the first quarter that related to an increase in permanent deductions in the US from prior years.
•	No tax expense on the $25.3 gain recognized in the first quarter that resulted from the change in fair value of the forward purchase contract for shares in Sinofert Holdings Limited (“Sinofert”) as the gain was not taxable.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2009
(in millions of US dollars except share and per-share amounts)
(unaudited)
4.	Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended June 30, 2009 of 295,443,000 (2008 — 310,615,000). Basic net income per share for the six months ended June 30, 2009 is calculated on the weighted average shares issued and outstanding for the period of 295,338,000 (2008 — 313,138,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended June 30, 2009 was 304,066,000 (2008 — 321,089,000) and for the six months ended June 30, 2009 was 303,736,000 (2008 — 323,716,000).
5.	Segment Information
The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended June 30, 2009

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$210.7	$324.7	$320.6	$—	$856.0
Freight	10.6	15.8	12.5	—	38.9
Transportation and distribution	11.6	12.5	13.6	—	37.7
Net sales — third party	188.5	296.4	294.5	—
Cost of goods sold	82.3	275.9	250.6	—	608.8
Gross margin	106.2	20.5	43.9	—	170.6
Depreciation and amortization	5.9	37.9	23.9	2.4	70.1
Inter-segment sales	—	—	15.0	—	—

	Three Months Ended June 30, 2008

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$1,194.5	$782.0	$644.5	$—	$2,621.0
Freight	60.3	29.8	13.3	—	103.4
Transportation and distribution	13.9	8.4	11.0	—	33.3
Net sales — third party	1,120.3	743.8	620.2	—
Cost of goods sold	233.9	402.9	410.2	—	1,047.0
Gross margin	886.4	340.9	210.0	—	1,437.3
Depreciation and amortization	24.0	35.7	22.3	1.9	83.9
Inter-segment sales	—	10.5	40.6	—	—

	Six Months Ended June 30, 2009

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$479.9	$654.6	$644.0	$—	$1,778.5
Freight	17.3	34.0	25.2	—	76.5
Transportation and distribution	15.2	20.9	28.6	—	64.7
Net sales — third party	447.4	599.7	590.2	—
Cost of goods sold	174.6	570.4	492.1	—	1,237.1
Gross margin	272.8	29.3	98.1	—	400.2
Depreciation and amortization	13.4	76.9	49.2	4.6	144.1
Inter-segment sales	—	—	20.8	—	—

	Six Months Ended June 30, 2008

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$1,990.7	$1,295.2	$1,225.7	$—	$4,511.6
Freight	115.6	61.9	28.3	—	205.8
Transportation and distribution	25.3	16.4	23.9	—	65.6
Net sales — third party	1,849.8	1,216.9	1,173.5	—
Cost of goods sold	448.8	720.0	778.1	—	1,946.9
Gross margin	1,401.0	496.9	395.4	—	2,293.3
Depreciation and amortization	46.8	68.3	44.9	3.8	163.8
Inter-segment sales	—	14.7	82.6	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2009
(in millions of US dollars except share and per-share amounts)
(unaudited)
6.	Stock-Based Compensation
On May 7, 2009, the company’s shareholders approved the 2009 Performance Option Plan under which the company may, after February 20, 2009 and before January 1, 2010, issue options to acquire up to 1,000,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of grant and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of June 30, 2009, options to purchase a total of 641,400 common shares have been granted under the plan. The weighted average fair value of options granted was $42.42 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Expected dividend	$0.40
Expected volatility	48%
Risk-free interest rate	2.53%
Expected life of options	5.9 years
7.	Pension and Other Post-Retirement Expenses

Defined Benefit Pension Plans	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Service cost	$4.3	$3.8	$8.6	$7.6
Interest cost	11.1	10.0	22.2	20.0
Expected return on plan assets	(9.6)	(12.8)	(19.2)	(25.8)
Net amortization and change in valuation allowance	7.3	2.9	14.4	5.0

Net expense	$13.1	$3.9	$26.0	$6.8

Other Post-Retirement Plans	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Service cost	$1.6	$1.4	$3.1	$2.8
Interest cost	4.2	4.0	8.3	8.0
Net amortization	0.2	0.2	0.3	0.3

Net expense	$6.0	$5.6	$11.7	$11.1

For the three months ended June 30, 2009, the company contributed $8.5 to its defined benefit pension plans, $3.8 to its defined contribution pension plans and $2.3 to its other post-retirement plans. Contributions for the six months ended June 30, 2009 were $14.2 to its defined benefit pension plans, $12.2 to its defined contribution pension plans and $4.7 to its other post-retirement plans. Total 2009 contributions to these plans are not expected to differ significantly from the amounts previously disclosed in the consolidated financial statements for the year ended December 31, 2008.
8.	Other Income

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Share of earnings of equity investees	$29.8	$60.3	$67.7	$83.7
Dividend income	40.4	33.7	40.4	33.7
Gain on disposal of auction rate securities	115.3	—	115.3	—
Other	2.9	10.0	—	16.3
Gain on forward purchase contract for shares in Sinofert	—	—	—	25.3
Provision for auction rate securities	—	(0.7)	—	(43.8)

	$188.4	$103.3	$223.4	$115.2

In April 2009, the company recognized a gain on the disposal of auction rate securities of $115.3 due to the settlement of a claim the company filed in an arbitration proceeding against an investment firm that purchased auction rate securities with a par value of $132.5 for the company’s account without the company’s authorization. The investment firm paid the company the full par value of $132.5 in exchange for the transfer of the auction rate securities to the investment firm. The company retained all interest paid and accrued on these securities through the date of the transfer of the securities to the investment firm. The company was also reimbursed by the investment firm for $3.0 of the company’s legal costs. Prior to the settlement, the company had recognized in net income a loss of $115.3 related to these unauthorized securities placed in its account.
9.	Comparative Figures
Certain of the prior periods’ figures have been reclassified to conform with the current period’s presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Potash Operating Data
Production (KCl Tonnes — thousands)	626	2,361	1,666	4,887
Shutdown weeks	49.7	2.0	88.6	2.0
Sales (tonnes — thousands)
Manufactured Product
North America	200	1,086	333	2,053
Offshore	194	1,633	535	3,202

Manufactured Product	394	2,719	868	5,255

Potash Net Sales
(US $ millions)
Sales	$210.7	$1,194.5	$479.9	$1,990.7
Less: Freight	10.6	60.3	17.3	115.6
Transportation and distribution	11.6	13.9	15.2	25.3

Net Sales	$188.5	$1,120.3	$447.4	$1,849.8

Manufactured Product
North America	$115.1	$437.5	$200.5	$729.1
Offshore	71.2	680.8	239.2	1,112.8
Other miscellaneous and purchased product	2.2	2.0	7.7	7.9

Net Sales	$188.5	$1,120.3	$447.4	$1,849.8

Potash Average Price per MT
North America	$576.29	$403.03	$601.75	$355.12
Offshore	$366.70	$416.93	$447.19	$347.56

Manufactured Product	$473.05	$411.38	$506.54	$350.51

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	377	507	613	1,037
P2O5 Operating Rate	70%	86%	57%	87%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	177	190	273	449
Fertilizer — Solid phosphates	273	370	543	637
Feed	139	183	253	397
Industrial	134	166	250	358

Manufactured Product	723	909	1,319	1,841

Phosphate Net Sales
(US $ millions)
Sales	$324.7	$782.0	$654.6	$1,295.2
Less: Freight	15.8	29.8	34.0	61.9
Transportation and distribution	12.5	8.4	20.9	16.4

Net Sales	$296.4	$743.8	$599.7	$1,216.9

Manufactured Product
Fertilizer — Liquid phosphates	$43.6	$128.8	$87.7	$223.7
Fertilizer — Solid phosphates	80.3	355.0	172.9	531.3
Feed	72.2	139.9	140.7	235.4
Industrial	96.2	105.2	190.8	196.4
Other miscellaneous and purchased product	4.1	14.9	7.6	30.1

Net Sales	$296.4	$743.8	$599.7	$1,216.9

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$246.54	$679.76	$320.94	$498.44
Fertilizer — Solid phosphates	$294.11	$960.63	$318.29	$834.31
Feed	$517.47	$762.31	$556.03	$592.62
Industrial	$717.46	$633.50	$763.81	$548.48

Manufactured Product	$403.96	$802.20	$448.79	$644.67

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Nitrogen Operating Data
Production (N Tonnes — thousands)	632	702	1,280	1,422
Average Natural Gas Production Cost per MMBtu	$3.77	$7.74	$3.70	$7.23
Sales (tonnes — thousands)
Manufactured Product
Ammonia	450	432	929	906
Urea	330	330	725	627
Nitrogen solutions/Nitric acid/Ammonium nitrate	418	512	804	1,067

Manufactured Product	1,198	1,274	2,458	2,600

Fertilizer sales tonnes	474	499	1,054	938
Industrial/Feed sales tonnes	724	775	1,404	1,662

Manufactured Product	1,198	1,274	2,458	2,600

Nitrogen Net Sales
(US $ millions)
Sales	$320.6	$644.5	$644.0	$1,225.7
Less: Freight	12.5	13.3	25.2	28.3
Transportation and distribution	13.6	11.0	28.6	23.9

Net Sales	$294.5	$620.2	$590.2	$1,173.5

Manufactured Product
Ammonia	$123.9	$238.0	$214.8	$478.6
Urea	92.9	177.0	214.5	308.9
Nitrogen solutions/Nitric acid/Ammonium nitrate	69.2	145.6	142.2	276.3
Other miscellaneous and purchased product	8.5	59.6	18.7	109.7

Net Sales	$294.5	$620.2	$590.2	$1,173.5

Fertilizer net sales	$122.0	$233.5	$266.2	$394.2
Industrial/Feed net sales	164.0	327.1	305.3	669.6
Other miscellaneous and purchased product	8.5	59.6	18.7	109.7

Net Sales	$294.5	$620.2	$590.2	$1,173.5

Nitrogen Average Price per MT
Ammonia	$275.07	$551.09	$231.10	$528.24
Urea	$281.30	$536.09	$295.89	$492.88
Nitrogen solutions/Nitric acid/Ammonium nitrate	$165.64	$284.38	$177.01	$258.87

Manufactured Product	$238.67	$440.04	$232.53	$409.15

Fertilizer average price per MT	$257.40	$468.02	$252.62	$420.44
Industrial/Feed average price per MT	$226.41	$422.03	$217.45	$402.77

Manufactured Product	$238.67	$440.04	$232.53	$409.15

Exchange Rate (Cdn$/US$)

	2009	2008

December 31		1.2246
June 30	1.1625	1.0186
Second-quarter average conversion rate	1.2131	1.0051

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.   EBITDA AND ADJUSTED EBITDA
Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Net income	$187.1	$905.1	$495.4	$1,471.1
Income taxes	72.2	375.2	(40.9)	547.0
Interest expense	26.5	15.7	49.7	26.9
Depreciation and amortization	70.1	83.9	144.1	163.8

EBITDA	355.9	1,379.9	648.3	2,208.8
Gain on disposal of auction rate securities	(115.3)	—	(115.3)	—
Provision for auction rate securities	—	0.7	—	43.8

Adjusted EBITDA	$240.6	$1,380.6	$533.0	$2,252.6

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, certain gains and losses on disposal of assets, and impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the non-cash charges associated with impairments and certain gains and losses on disposal of assets. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.   CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Cash flow prior to working capital changes (1)	$304.7	$1,055.4	$487.6	$1,680.9

Changes in non-cash operating working capital
Accounts receivable	54.5	(283.5)	191.9	(494.9)
Inventories	0.5	(106.2)	61.1	(229.3)
Prepaid expenses and other current assets	(26.8)	0.8	(53.6)	(23.4)
Accounts payable and accrued charges	(396.6)	228.1	(652.0)	403.6

Changes in non-cash operating working capital	(368.4)	(160.8)	(452.6)	(344.0)

Cash provided by operating activities	$(63.7)	$894.6	$35.0	$1,336.9
Additions to property, plant and equipment	(399.6)	(237.9)	(765.7)	(434.4)
Other assets and intangible assets	0.7	(17.4)	(10.5)	(21.4)
Changes in non-cash operating working capital	368.4	160.8	452.6	344.0

Free cash flow (2)	$(94.2)	$800.1	$(288.6)	$1,225.1

(1)	The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

(2)	The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.
Certain of the prior periods’ figures have been reclassified to conform with the current period’s presentation.